Exhibit 99.1
BeiGene Announces Exclusive License Agreement for Neutralizing COVID-19 Antibodies Developed by Singlomics Biopharmaceuticals

Phase 1 and Phase 1/2 Clinical Trials Expected to Begin Enrolling Healthy Subjects and Patients with Mild to Moderate COVID-19 by early October

BEIJING, China and CAMBRIDGE, Mass, Aug 27, 2020 – BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160) and Singlomics (Beijing DanXu) Biopharmaceuticals Co., Ltd., today announced that the companies have executed an exclusive license agreement for BeiGene to develop, manufacture and commercialize globally outside of greater China Singlomics’ investigational anti-COVID-19 antibodies, including DXP-593 and DXP-604. Utilizing high-throughput single-cell sequencing of convalescent blood samples from recovered patients with COVID-19, Singlomics has identified multiple antibodies that have been shown to be highly potent in pre-clinical studies in neutralizing SARS-CoV-2, the virus that causes COVID-19.

“Our goal was to find highly potent neutralizing antibodies as quickly as possible in order to develop a potential treatment that can be scaled to treat more patients than convalescent plasma therapy can provide,” said Sunney Xie, Lee Shau-Kee Chair Professor of Peking University, Director of Beijing Advanced Innovation Center for Genomics (ICG), and Co-Founder and Chairman of the Scientific Advisory Board at Singlomics.

“By collaborating with BeiGene, we are confident that these important scientific advancements are in good hands for the next stage of their development, as BeiGene has a strong global clinical development organization with a team of more than 1,300 people as well as the reach and drive to bring innovative treatments to the people who need them,” said Janet Xu Zhang, Ph.D., Co-Founder and CEO at Singlomics.

“Dr. Xie has made an important contribution to our understanding of COVID-19, utilizing single cell genomics to find potentially human neutralizing antibodies," said Lai Wang, Ph.D., Senior Vice President, Head of Global Research, Clinical Operations & Biometrics and APAC Clinical Development, at BeiGene. “We are looking forward to initiating clinical trials for this exciting program and to contribute to the worldwide efforts in developing novel treatments for patients with COVID-19.”

A Phase 1 randomized, double-blind, and placebo-controlled clinical trial is expected to begin enrolling up to 30 healthy subjects in Australia in September. The Phase 1/2 multinational trial in patients with mild to moderate COVID-19 is also expected to begin enrollment by early October. More information on the trials will be available on www.clinicaltrials.gov.

Under the terms of the agreement, Singlomics has granted BeiGene exclusive rights in ex-China territory to develop, manufacture, and commercialize its preclinical assets DXP-593 and DXP-604, as well as for a series of antibody sequences that could target the COVID-19 virus. BeiGene plans to develop one or more of these antibodies globally outside of greater China, while Singlomics will retain rights in greater China. Singlomics will receive an upfront payment and be eligible to receive payments upon the achievement of regulatory and commercial milestones. Singlomics will also be eligible to receive tiered royalties, up to double-digits, on future product sales.

About DXP-593 and DXP-604

DXP-593 and DXP-604 are SARS-CoV-2 neutralizing antibody drug candidates identified by high-throughput single-cell RNA and VDJ sequencing of antigen-enriched B cells from over 60 convalescent patients. DXP-593 has exhibited strong neutralization potency in preclinical testing, with an IC50 of 1.2 ng/mL and 15 ng/mL against pseudotyped and authentic SARS-CoV-2, respectively. It displayed strong therapeutic and prophylactic efficacy in SARS-CoV-2-infected rodent models. DXP-604 binds to a different epitope from DXP-593, also with demonstrated high potency. DXP-593 and DXP-604 can potentially be used as a cocktail treatment option that could avoid resistance due to viral mutation.

About Singlomics Biopharmaceuticals

Singlomics (Beijing DanXu) Biopharmaceuticals is a biotech company focusing on antibody drug discovery and development utilizing its world-leading single cell sequencing platforms. It aims to continuously drive innovative drug discoveries for a variety of indications including infectious diseases and auto-immune diseases. Singlomics also plans to build an antibody drug manufacturing facility in Changping, Beijing. It has raised a Series A investment from top healthcare investors in China to continue pushing for portfolio expansion and CMC manufacturing facility construction.

Exhibit 99.1
About BeiGene

BeiGene is a global, commercial-stage biotechnology company focused on discovering, developing, manufacturing, and commercializing innovative medicines to improve treatment outcomes and access for patients worldwide. Our 4,200+ employees in China, the United States, Australia, Europe, and elsewhere are committed to expediting the development of a diverse pipeline of novel therapeutics. We currently market two internally discovered oncology products: BTK inhibitor BRUKINSA® (zanubrutinib) in the United States and China, and anti-PD-1 antibody tislelizumab in China. We also market or plan to market in China additional oncology products licensed from Amgen Inc., Celgene Logistics Sàrl, a Bristol Myers Squibb (BMS) company, and EUSA Pharma. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneUSA.

BeiGene’s Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding future development and potential commercialization of the licensed product candidates; potential payments to Singlomics; the potential of the licensed product candidates; and the parties’ commitments and the potential benefits of the collaboration. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates; the impact of the COVID-19 pandemic on the Company’s clinical development, commercial and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Singlomics Contacts

Janet Xu Zhang
ir@singlomics.com

BeiGene Contacts

Investors Contact
Craig West
(857) 302-5189
ir@beigene.com

Media Contact
Liza Heapes or Vivian Ni
(857) 302-5663 or (857) 302-7596
media@beigene.com